Exhibit 99.1

301 Galveston Drive Redwood City, CA 94063 650.298.5300 main 650.364.2715 fax www.maxygen.com
For Immediate Release
Maxygen Reports Second Quarter 2008 Financial Results
REDWOOD CITY, Calif., July 31, 2008 — Maxygen, Inc. (Nasdaq: MAXY), a biotechnology company focused on the development of improved protein drugs, today announced financial results for the quarter ended June 30, 2008 and issued an update on its business.
Second Quarter 2008 Financial Results
Maxygen reported a GAAP net loss of $28.1 million, or $0.76 per share, for the second quarter 2008 as compared to a GAAP net loss of $15.7 million, or $0.43 per share, for the comparable period in 2007. The increased loss was primarily due to a $12.2 million charge for impairment of goodwill. This estimated charge was incurred due to a goodwill impairment test that determined the market value of the company was less than the total value of its net assets.
Revenue for the second quarter was $1.2 million, compared to $2.1 million for the same period in 2007. Proceeds from the sale of Maxygen’s hemophilia assets and other technology rights to Bayer HealthCare will be recognized in the third quarter. Total research and development and general and administrative expenses were $17.6 million in the second quarter of 2008 compared to $19.9 million in the second quarter of 2007.
Excluding the impact of non-cash stock compensation expense under SFAS 123(R) and the goodwill impairment, Maxygen reported a non-GAAP net loss of approximately $13.5 million, or $0.37 per share, in the second quarter of 2008, compared to a non-GAAP net loss of approximately $14.0 million, or $0.38 per share, in the second quarter of 2007 (see Footnote A).
At June 30, 2008, cash, cash equivalents and marketable securities totaled $122.4 million; this amount does not yet include proceeds from the Bayer Healthcare agreement.
Business Update
On July 2, 2008, Maxygen announced an agreement with Bayer HealthCare under which Bayer acquired Maxygen’s hemophilia assets and other technology rights. In return Maxygen received an initial payment of $90 million and the potential to receive additional milestone payments of up to $30 million. MAXY-VII is a novel recombinant Factor VIIa protein created using Maxygen’s MolecularBreeding™ directed evolution platform. Post-closing activities are ongoing, including technology transfer of MAXY-VII-related knowledge and materials.

301 Galveston Drive Redwood City, CA 94063 650.298.5300 main 650.364.2715 fax www.maxygen.com
As a result of reduced expenditure on the MAXY-VII program due to the Bayer agreement, Maxygen has lowered its operating cash utilization projection to $40—45 million for the full year 2008. Operating cash utilization, a non-GAAP financial measure, is defined in Footnote A.
The company also announced today that Santosh Vetticaden, PhD, MD, Maxygen’s chief medical officer, will resign effective August 15, 2008. In addition to his current role as the company’s chief operating officer, Elliot Goldstein, MD, will reassume the role of chief medical officer and will again hold direct responsibility for the company’s clinical and regulatory operations on an ongoing basis.
“I thank Santosh for his many contributions to the company during his time here,” said Russell Howard, chief executive officer of Maxygen. “He was the driving force behind achieving our goal of filing a Clinical Trial Authorization for MAXY-VII and helped establish the clinical regulatory plan for the program.”
Also during the second quarter the company reported continued progress in its two lead programs, MAXY-G34 for chemotherapy-induced neutropenia and MAXY-4 for the treatment of a broad array of autoimmune disorders, including rheumatoid arthritis. The Phase IIa trial of MAXY-G34 remains on track to be completed in the first quarter of 2009. The company expects to complete preclinical proof-of-concept studies for its MAXY-4 program by the end of this calendar year.
Conference Call
Maxygen will host a conference call today to discuss second quarter 2008 financial results at 4:30 p.m. ET (1:30 p.m. PT). Participants in the U.S. can access the call by dialing 866.202.4367 and using the passcode 62998376. International participants can dial 617.213.8845 and use the same passcode. A live webcast of the conference call will be available on the Maxygen web site at www.maxygen.com/webcasts.
Telephone and webcast replays of the conference call will be available until August 31, 2008. To access the telephone replay, dial 888.286.8010 (U.S.) or 617.801.6888 (international) and use the passcode 37824983. To access the webcast archive, go to www.maxygen.com/webcasts.
About Maxygen
Maxygen is a biopharmaceutical company focused on developing improved versions of protein drugs. The company’s lead program, MAXY-G34, is designed to be an improved long-acting G-CSF for the treatment of neutropenia. MAXY-G34 is currently in Phase II clinical trials. Maxygen also has a MAXY-4 program, under which it is exploring new CTLA4-Ig product candidates for the treatment of a broad array of autoimmune disorders, including rheumatoid arthritis. Maxygen uses its proprietary DNA shuffling

301 Galveston Drive Redwood City, CA 94063 650.298.5300 main 650.364.2715 fax www.maxygen.com technology and extensive protein modification expertise to pursue the creation of biosuperior proteins. www.maxygen.com
Forward-Looking Statements
This news release contains forward-looking statements about our research and business prospects and financial position, including those relating to our ability to develop any human therapeutic products suitable for commercialization; our ability or plans to commence or continue the preclinical or clinical development of any of our product candidates, including MAXY-G34 and MAXY-4; the timing and status of any such development, including the expected completion of our Phase IIa trial of MAXY-G34; and our projected operating cash utilization for 2008. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to, changing research and business priorities, the inherent uncertainties of pharmaceutical research and drug development, our ability to develop human therapeutic drugs in an increasingly competitive biotechnology industry and the uncertain timing of such development, the development of superior products by competitors, and our ability to establish and maintain research and commercialization collaborations and manufacturing arrangements. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2007, including under the caption “Risk Factors”, and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments.

301 Galveston Drive Redwood City, CA 94063 650.298.5300 main 650.364.2715 fax www.maxygen.com
Selected Consolidated Financial Information
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Revenues:
Collaborative research and development revenue	$—	$874	$—	$8,471
Revenue from related party	120	—	277	556
Grant revenue	1,037	1,207	2,323	2,146

Total revenues	1,157	2,081	2,600	11,173

Expenses:
Research and development	12,534	16,343	25,640	30,943
General and administrative	5,031	3,528	8,544	7,859
Goodwill impairment	12,192	—	12,192	—
Restructuring charge	266	—	799	—

Total operating expenses	30,023	19,871	47,175	38,802

Loss from operations	(28,866)	(17,790)	(44,575)	(27,629)

Interest income and other (expense), net	759	2,118	2,750	4,292

Net loss	$(28,107)	$(15,672)	$(41,825)	$(23,337)

Basic and diluted net loss per share	$(0.76)	$(0.43)	$(1.13)	$(0.64)

Shares used in computing basic and diluted net loss per share	37,046	36,791	37,021	36,688

301 Galveston Drive Redwood City, CA 94063 650.298.5300 main 650.364.2715 fax www.maxygen.com
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)	(Note 1)
Cash, cash equivalents and marketable securities	$122,354	$145,813
Receivables, prepaid and other assets	2,098	11,644
Property and equipment, net	2,673	3,060
Goodwill	—	12,192

Total assets	$127,125	$172,709

Other liabilities	$11,047	$14,802
Restructuring liabilities	46	4,413
Stockholders’ equity	116,032	153,494

Total liabilities and stockholders’ equity	$127,125	$172,709

Note 1: Derived from consolidated audited financial statements as of December 31, 2007.
Footnotes
(A) Non-GAAP Financial Measures
To supplement our consolidated financial statements, we have provided non-GAAP net loss and net loss per share. We have also provided a projection of cash utilization, a non-GAAP financial measure. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
Non-GAAP net loss and net loss per share excludes the impact of stock compensation expense and the impairment of goodwill. We believe that it is useful as a supplemental measure in assessing the performance of our business and is used by our management to evaluate business results. We excluded goodwill impairment for the three and six month periods ended June 30, 2008 because it is not representative of the on-going results of operations of our business. Below is a reconciliation of GAAP and non-GAAP net loss and net loss per share (in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net loss	$(28,107)	$(15,672)	$(41,825)	$(23,337)

Goodwill impairment	12,192	—	12,192	—

Stock compensation expense	2,380	1,714	3,611	3,567

Non-GAAP net loss	$(13,535)	$(13,958)	$(26,022)	$(19,770)

Shares used in computing Non-GAAP basic and diluted net loss per share	37,046	36,791	37,021	36,688

Non-GAAP basic and diluted net loss per share	$(0.37)	$(0.38)	$(0.70)	$(0.54)

301 Galveston Drive Redwood City, CA 94063 650.298.5300 main 650.364.2715 fax www.maxygen.com
Operating cash utilization is a non-GAAP measure that is defined as net income/(loss) as adjusted to include capital expenditures and exclude the impact of stock compensation expense, the impairment of goodwill, depreciation, and the $90 million of proceeds received from Bayer. We believe that operating cash utilization is a useful measure for investors, as it indicates the projected rate at which we will use our total cash and investment balances in our general business activities.
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Contact:
Michele Boudreau
Investor and Public Relations
michele.boudreau@maxygen.com
650.279.2088